Putnam High Yield Municipal Trust

Results of October 3, 2002 shareholder meeting
(Unaudited)

An annual meeting of shareholders of the fund was held on October
3, 2002. At the meeting, each of the nominees for Trustees was elected, as follows:



 Common Shares
				Votes
	Votes for 		withheld

Jameson Adkins Baxter	19,027,891	   706,853
Charles B. Curtis	19,028,291	   706,453
Ronald J. Jackson	19,025,691	   709,053
Paul L. Joskow		19,028,691	   706,053
Elizabeth T. Kennan	19,024,987   709,757
Lawrence J. Lasser	19,028,191	   706,553
John H. Mullin III	19,028,691	   706,053
George Putnam, III	19,028,191	   706,553
A.J.C. Smith		19,028,549	   706,195
W. Thomas Stephens	19,028,691	   706,053
W. Nicholas Thorndike	19,028,144	   706,600

	Preferred Shares
						Votes
			Votes for 		withheld

Jameson Adkins Baxter	878	   20
Charles B. Curtis	878	   20
John A. Hill 		878	   20
Ronald J. Jackson	878	   20
Paul L. Joskow		878	   20
Elizabeth T. Kennan	878	   20
Lawrence J. Lasser	878	   20
John H. Mullin III	878	   20
Robert E. Patterson	878	   20
George Putnam, III	878	   20
A.J.C. Smith		878	   20
W. Thomas Stephens	878	   20
W. Nicholas Thorndike		878		  20